SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2009

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-114442

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 6, 2009, Domino’s Pizza, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Blue Harbour Strategic Value Partners Master Fund, LP and Blue Harbour Institutional Partners Master Fund, L.P. (collectively with their affiliates, “Blue Harbour”) that permits Blue Harbour to acquire, subject to the certain conditions and limitations, beneficial or other ownership of up to 19.95% (the “Threshold”) of the Company’s common stock without triggering the restrictions that would otherwise be imposed under Section 203 of the Delaware General Corporation Law (the “DGCL”). This is an increase in the allowable ownership percentage of Blue Harbour from the 15.00% ownership limit contained in Section 203 of the DGCL.

This limited waiver of the application of Section 203 of the DGCL to the acquisition of shares of the Company’s common stock by Blue Harbour was approved by the Company’s board of directors (the “Board”) and will cease to apply to Blue Harbour if, without prior further approval of the Board, Blue Harbour exceeds the Threshold, commences a tender offer seeking to acquire shares of the Company’s common stock in excess of the Threshold, or makes a formal motion to the Board or shareholder proposal relating to the composition or size of the Board (or any committee thereof).

The foregoing descriptions of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Agreement dated January 6, 2009 between Domino’s Pizza, Inc., Blue Harbour Strategic Value Partners Master Fund, LP and Blue Harbour Institutional Partners Master Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)

Date: January 9, 2009	/s/ Kenneth B. Rollin
Kenneth B. Rollin
Executive Vice President and General Counsel

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